Exhibit 99.3

Unwired Planet, Inc.

Offer to Purchase Common Stock

Pursuant to Subscription Rights

            , 2013

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed by Unwired Planet, Inc., a Delaware corporation (“Unwired Planet”), to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Unwired Planet of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) being distributed to all holders of record (a “Recordholder”) of shares of Unwired Planet’s common stock, par value $0.001 per share (the “Common Stock”) as of 5:00 p.m., New York time, on July 8, 2013 (the “Record Date”). The Rights and Common Stock are described in the prospectus for the offering (a copy of which accompanies this letter) (the “Prospectus”).

In the Rights Offering, Unwired Planet is offering an aggregate of 7,530,120 shares of Common Stock, as described in the Prospectus.

The Rights will expire if not exercised prior to 5:00 p.m., New York time, on             , 2013, unless the subscription period is extended in the sole discretion of Unwired Planet (such date and time, including as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of 5:00 p.m., New York time, on the Record Date. Each Right entitles the holder to subscribe for 0.07533 shares of Common Stock (the “Subscription Privilege”) at a subscription price (the “Subscription Price”) of $1.66 per share of Common Stock. For example, if a Recordholder owned 10,000 shares of Common Stock as of 5:00 p.m., New York time, on the Record Date, it would receive 10,000 Rights and would have the right to purchase 753.3 shares of Common Stock (rounded down to 753 shares) for the Subscription Price.

Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at 5:00 p.m., New York time, on the Expiration Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Unwired Planet or the Subscription Agent.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Rights Certificate for the beneficial holder;

3.	Instructions as to Use of Unwired Planet Rights Certificates;

4.	A form of letter, including a beneficial owner election form, which may be sent to your clients for whose account you hold shares of Common Stock registered in your name or the name of your nominee;

5.	Notice of Guaranteed Delivery; and

6.	A return envelope addressed to Computershare Trust Company, N.A., the subscription agent for the Rights Offering (the “Subscription Agent”).

Your prompt action is requested. To exercise Rights, you must properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials, as well as a separate beneficial owner election form, may be obtained from the Information Agent, Georgeson, by calling (800) 903-2897.

Very truly yours,

Unwired Planet, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF UNWIRED PLANET, INC, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.